Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Amended and Restated Long-Term Incentive Plan	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	10,680,000 (2)	$3.31 (3)	$35,350,800	$110.20 per million dollars	$3,895.66
	Total Offering Amounts					$35,350,800		$3,895.66
	Total Fee Offsets(4)							$—
	Net Fee Due							$3,895.66

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s Amended and Restated Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consists of an additional 10,680,000 shares of the Registrant’s common stock, par value $0.01 per share, all of which are issuable or may become issuable in the future pursuant to the Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 28, 2023.

(4) The Registrant does not have any fee offsets.